Exhibit 10.5

Industrial Products Purchase Agreement

(English Translation)

Seller: Tangshan SanYou Chemical Industry, Inc.

Buyer: Fuxin Hengrui Technology Co., Ltd.

Dated: January 1, 2007

Place: Tangshan city NanBao Development Zone

1.

Subject matter, quantity, price and delivery time

Item	Brand	Specification	Unit	Quantity	Price per unit	Delivery time and quantity
						Total	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Pure alkali	Sanyou	40kg	Ton	20000	1,900	20000	1000	1000	1600	1600	1700	1700	1800	1800	1800	2000	20000	2000
Total price	RMB 38,000,000

2.

Price and quantity: The unit price is the reference price in Section 1.  The final sales price and quantity are to be determined by the orders faxed between the parties each month and the aforesaid orders shall be  constitute an attachment to this Agreement.

3.

Quality. The quality must comply with  GB210.I-2004, II superior product.

4.

Quality Report:  Written claim notice on the quality problem of provided goods shall be provided to the Seller within three days after the delivery of the goods to the Buyer.

5.

5 Packing :  Inside thin film bag.

6.

Accessories

7.

Reasonable diminution standard and calculation: 10 bags shall be selected randomly in each batch of goods to be weighed, and the average error shall not be more than 0.2KG/BAG.

8.

The title of the subject matter will be transferred from the Seller to the Buyer at the Seller’s loading port, provided, however, that in the event that the Buyer fails to make the payment under this Agreement, the title remains to the Seller.

9.

Delivery and place：The Seller’s loading premises .

10.

Transportation and related expense: The buyer pays all transportation costs.

11.

Inspection standards, method ,place, deadline: GB210.I-2004, II superior product; written claim notice on the quality problem of provided goods shall be provided to the Seller within three days after the delivery of the goods to the Buyer.

12.

Payment: Delivery upon payment in cash

13.

Termination of the Agreement:  the Agreement may be terminated upon the occurrence of any of the following events:

a.

Any party is unable to perform the Agreement because of dissolution, winding-up or litigation;

b.

Suspension of business ordered by a government authority;

c.

Any party’s default renders the performance under the Agreement no longer necessary; and

d.

Termination by mutual consent of the parties

Unless terminated upon mutual consent of both parties, the terminating party shall provide a written notice to the other party (including letter and facsimile).

14.

Default Liability: In case of an even of default, the defaulting party shall pay for all the loss resulted from the default.  In case of failure of making due payment, the Buyer shall pay a daily interest at 0.05% on any overdue payment to the Seller.

15.

Dispute settlement: All disputes between the Parties arising out of or in connection with this Agreement shall be settled between the parties by discussion and mutual accord.  If a mutual accord cannot be reached between the parties, both parties agree that the dispute shall be adjudicated by the court in the jurisdiction where the seller domiciles.

16.

Other matters.

17.

Confidentiality:  The terms and provisions of this Agreement are strictly confidential.  Any party who breaches this provision shall be responsible for the other party’s loss caused by such breach.

18.

All faxed order between parties are deemed attachments to this Agreement and have equal legal effects.  This Agreement is executed in two copies, each of which when so executed and stamped by both parties’ official seals shall be deemed effective. This Agreement expires on December 31, 2007.

Buyer	Seller
Fuxin Hengrui Technology Co.,Ltd. Adress:117-18 Chuangye Road Haizhou District, Fuxin	Tangshan Chemical industry Co., Ltd. Address: Nanbao Development Zone Tangshan City

The Buyer: /s/	The Seller: /s/